Exhibit 5.1

100 North Tampa Street, Suite 4100 | Tampa, Florida 33602 | T 813.227.8500 | F 813.229.0134

Holland & Knight LLP | www.hklaw.com

December 10, 2021

Lazydays Holdings, Inc.

6130 Lazy Days Blvd.

Seffner, Florida 33584

Re: Lazydays Holdings, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Lazydays Holdings, Inc., a Delaware corporation (the “Company”). This opinion letter is being delivered in connection with the preparation of the Registration Statement on Form S-1 (such Registration Statement, as it may be subsequently amended or supplemented, is referred to as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company.

The Registration Statement relates to the offer and sale of up to: (i) 1,712,912 shares of common stock, par value $0.0001 per share (the “Common Stock”), that are currently issued and outstanding (the “Currently Outstanding Common Shares”); (ii) 600,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, that are currently issued and outstanding (the “Series A Preferred Stock”); (iii) 1,280,915 PIPE warrants that are currently outstanding (the “PIPE Warrants”); (iv) 300,357 pre-funded warrants that are currently outstanding (the “Pre-funded Warrants”); (v) 54,500 public warrants that are currently outstanding (the “Public Warrants”); (vi) 5,962,733 shares of Common Stock, issuable upon the conversion of the Series A Preferred Stock (the “Series A Shares”); (vii) 1,280,915 shares of Common Stock, issuable upon the exercise of warrants (the “PIPE Warrant Shares”) to purchase Common Stock; (viii) 300,357 shares of Common Stock, issuable upon the exercise of the Pre-funded Warrants (the “Pre-funded Warrant Shares”) to purchase Common Stock; and (ix) 27,250 shares of Common Stock, issuable upon the exercise of the Public Warrants (the “Public Warrant Shares”) to purchase Common Stock. The Currently Outstanding Common Shares, Series A Preferred Stock, PIPE Warrants, Pre-funded Warrants, Public Warrants, Series A Shares, PIPE Warrant Shares, Pre-funded Warrant Shares and Public Warrant Shares are collectively referred to in this opinion as the “Securities.”

In connection with the registration of the Securities, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the organizational documents of the Company, (ii) resolutions of the Company with respect to the registration of the Securities and (iii) the Registration Statement and the exhibits to the Registration Statement.

Lazydays Holdings, Inc.

December 10, 2021

For purposes of this opinion, we have assumed, without inquiry or other investigation: (a) the legal capacity of each natural person executing the agreements described in this opinion, (b) the authenticity and completeness of all documents submitted to us as original documents, (c) the genuineness of all signatures, (d) the conformity to the authentic originals of all documents submitted to us as copies, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates of public officials and representatives of the Company that we have reviewed as to certain factual matters material to this opinion letter, (f) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete, and (g) that each transaction complies with all tests of good faith, fairness and conscionability required by law. In making our examination of executed documents or documents to be executed, we have assumed that the parties to such documents, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based upon the above and subject to the assumptions, qualifications and limitations set forth in this opinion, we are of the opinion that:

1. The Currently Outstanding Common Shares are validly issued, fully paid and non-assessable.

2. The Series A Preferred Stock is validly issued, fully paid and non-assessable.

3. The PIPE Warrants constitute valid and binding obligations of the Company.

4. The Pre-funded Warrants constitute valid and binding obligations of the Company.

5. The Public Warrants constitute valid and binding obligations of the Company.

6. The Series A Shares, when duly issued in accordance with the terms of the Certificate of Designations and when sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

7. The PIPE Warrant Shares, when duly issued in accordance with the terms of the PIPE Warrants and when sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

8. The Pre-funded Warrant Shares, when duly issued in accordance with the terms of the Pre-funded Warrants and when sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

9. The Public Warrant Shares, when duly issued in accordance with the terms of the Public Warrants and when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except for the federal laws of the United States.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover in this opinion, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities.

This opinion is limited to the specific issues addressed in this opinion, and no opinion may be inferred or implied beyond that expressly stated in this opinion. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of this opinion.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP